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                         AMENDMENT TO PURCHASE AGREEMENT


         This Amendment to the Purchase Agreement is made and entered into this 31st day of August, 1998 by and between First National Bank in Brookings, (Bank) and The Credit Store, Inc. (Purchaser) fka Service One International Corporation dba TCS Services, Inc.


WITNESSETH

         WHEREAS, Bank and Purchaser entered into a Purchase Agreement dated October 2, 1997, and

         WHEREAS, Bank and Purchaser now desire to amend the Purchase Agreement as hereinafter more particularly set forth;

         NOW, THEREFORE, Bank and Purchaser hereby agree as follows:

         1. Effective August 1st , 1998 (hereinafter referred to as the "Effective Date"), Article V. Section 5.1 of the Purchase Agreement is hereby amended to read as follows:

                  Section 5.1 Contingent Liability Fund. Purchaser shall establish and fund a reserve account (the "Contingent Liability Fund") at Bank. The Contingent Liability Fund shall be in the name of Purchaser, but Purchaser shall only be entitled to withdraw funds or other assets therefrom with the written consent of Bank. Purchaser shall maintain a cash balance in the Contingent Liability Fund in an amount not less than $750,000. The Contingent Liability Fund shall be maintained after the termination of this Agreement and shall be disbursed to Purchaser only after Bank has reasonably determined that Purchaser's obligations to Bank hereunder have been completely satisfied.

                  As security for Purchaser's obligations to Bank hereunder, Purchaser hereby grants to Bank a security interest in the Contingent Liability Fund and all money, instruments, general intangibles and other property of Purchaser now or hereafter held by Bank. Bank shall have the right to set off and apply against all obligations of Purchaser owed to Bank, at any time and without notice to Purchaser, any and all deposits or other sums at any time credited by or owing from Bank to Purchaser.

                  The Contingent Liability Fund established by Purchaser shall be in the form of a Repurchase Agreement for mutually agreed upon and identified obligations


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                  of the United States government. Each party shall take all reasonable actions and execute such documents as necessary to perfect and protect the other party's interest in the Repurchase Agreement and the government obligations subject thereto.

         2. Effective August 1st, 1998, Article I. Section 1.4 of the Purchase Agreement is hereby amended to read as follows:

                  Section 1.4 Purchase Price. The purchase price for the Receivables shall be the par value of the amounts balance transferred to Cards, plus all cash advances and purchases on the Cards in the Marketer Card Portfolio. The purchase price for these daily purchases of receivables (net daily settlement) shall be paid in cash or by wire transfer on the date of the purchase. Priority of funds disbursement to Bank is established by the Paying Agent Agreement and First Amendment to Lockbox agreement dated April 30, 1998 between The Credit Store, Inc. (Servicer), Norwest Bank South Dakota, N.A., (the Lockbox Bank), Norwest Bank Minnesota, N.A. (the "Paying Agent"), and Coast Business Credit ("Coast").

         3. As hereby amended, the Purchase Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Purchase Agreement the day and year above written.


FIRST NATIONAL BANK IN BROOKINGS                 THE CREDIT STORE, INC.

By:    /s/  [Illegible]                          By:  /s/ Michael J. Philippe
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Title:    Vice-President                         Title:    CFO
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